Exhibit 99.1

News Release

Ecolab Inc.

1 Ecolab Place

St. Paul, Minnesota 55102

www.ecolab.com

ECOLAB ANNUAL MEETING RESULTS ANNOUNCED

ST. PAUL, Minn. – May 7, 2020 – Ecolab Inc. announced today at its annual meeting of stockholders that the slate of twelve director nominees named in the company’s proxy statement was elected for a one-year term ending at its annual meeting of stockholders in May 2021.

In other business during today’s meeting, stockholders ratified the appointment of PricewaterhouseCoopers LLP as Ecolab's independent registered public accounting firm for 2020 and approved, on an advisory basis, the compensation of executives disclosed in the company’s proxy statement.  Also at the meeting, a stockholder proposal regarding proxy access was not approved.

The final vote tabulation on all matters voted upon during today’s meeting will be reported to the U.S. Securities and Exchange Commission on a current report on Form 8-K and such report will be made available on the company’s website, www.investor.ecolab.com.

About Ecolab

A trusted partner at nearly three million commercial customer locations, Ecolab (ECL) is the global leader in driving business performance while protecting people and vital resources. With annual sales of $15 billion and 50,000 associates, Ecolab delivers comprehensive solutions, data-driven insights and on-site service to advance food safety, protect public health, optimize water and energy use, and improve operational efficiencies for customers in the food, healthcare, energy, hospitality and industrial markets in more than 170 countries around the world. www.ecolab.com.

Follow us on Twitter @ecolab, Facebook at facebook.com/ecolab, LinkedIn at Ecolab or Instagram at Ecolab Inc.

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Investor Contacts:

Michael Monahan

+1 651 250 2809

Andrew Hedberg

+1 651 250 2185

May 7, 2020

(ECL-C)